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                                                                    EXHIBIT 10.1


(REPUBLIC
INDUSTRIES
   LOGO)

March 26, 1999


Mr. Michael Maroone
2665 Hackney Road
Weston, FL 33301

Dear Mike,

We are pleased that you have committed to stay on as President of the Retail Group through March of 1999. In consideration for this commitment and consistent with our discussion at the time we acquired your company we will take all necessary action to cause your stock options to continue to vest in the event that your employment with the Company is terminated for any reason (whether by the Company or you) after March 1999. This obligation will cover all options granted to you through the end of January 1999. You will be entitled to exercise these options at any time during the term set forth in your award letters.

Sincerely,


/s/ Steven R. Berrard

Steven R. Berrard

SRB/da

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July 29, 1999


Mr. Michael E. Maroone
AutoNation, Inc.
110 S.E. 6th Street
Fort Lauderdale, FL  33301

Dear Mike:

Wayne asked that I confirm with you the following regarding your promotion:

POSITION:         President and Chief Operating Officer

START DATE:       July 30, 1999

ANNUAL SALARY:    $850,000 payable bi-weekly.  Future increases to be determined in normal course.

ANNUAL BONUS:     Up to 70% of base salary to be paid on the achievement of
                  mutually agreed upon goals and objectives.

STOCK OPTIONS:    In addition to those currently held by you, the Company will give you an additional grant of options to acquire 250,000 shares of AutoNation, Inc.'s common stock at an exercise price of $14.6875, the closing price of the stock on July 28, 1999, the day immediately preceding the grant date, July 29, 1999.
                  These options will be granted under the Company's 1998
                  Employee Stock Option Plan (the "Plan"). Under the Plan, stock options vest at a rate of twenty-five percent per year during an employee's term of employment beginning on the first anniversary date of the grant. Subject to the discretion of the Compensation Committee, in 2000 and future years you will be awarded options in amounts commensurate with your position.

As all employees are employees at will, it is not our practice to enter into employment agreements; therefore, this letter comprises the terms of our understanding. Please confirm your agreement by signing both originals in the space provided below and returning both to me as soon as possible. I will then have H. Wayne Huizenga, AutoNation's Chairman, sign both originals and return one to you.


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Mr. Michael E. Maroone
July 29, 1999
Page 2




Congratulations and best of luck in your new position!


Sincerely,


/s/ James O. Cole

James O. Cole

AGREED:



/s/ Michael E. Maroone                         /s/ H. Wayne Huizenga
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Michael E. Maroone                             H. Wayne Huizenga

          7/29/99                                        7/30/99
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Date                                           Date